UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2023

HealthStream, Inc.
(Exact name of Registrant as Specified in Its Charter)

Tennessee	000-27701	62-1443555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 11th Avenue North, Suite 1000, Nashville, Tennessee		37203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615-301-3100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.00)	HSTM	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On October 6, 2023, HealthStream, Inc., a Tennessee corporation (the “Company”), entered into an Amended and Restated Revolving Credit Agreement dated as of October 6, 2023, by and among the Company, as Borrower, certain lenders party thereto from time to time, and Truist Bank., as Administrative Agent for the lenders (the “New Credit Agreement”). The credit facility provided pursuant to the New Credit Agreement (the “New Credit Facilities”) effectively replaces the Company’s existing senior secured credit facility.

Credit Facilities

The New Credit Facility consists of revolving loans in the maximum principal amount of $50 million, with a $5 million sublimit for swingline loans and a $5 million sublimit for the issuance of standby letters of credit. In addition, the Company has an option to increase the availability under the revolving credit facility in an aggregate amount not to exceed $25 million, subject to obtaining lender commitments for any such increase. The New Credit Facilities mature on October 6, 2026.

Collateral and Guarantees

If the company forms or acquires any domestic subsidiaries, the loans and other obligations under the New Credit Facilities will be guaranteed by such domestic subsidiaries. The Company’s obligations under the New Credit Facilities are unsecured.

Interest and Fees

The Company’s borrowings under the New Credit Facilities, other than the swingline loans, bear interest at rates that, at the Company’s option, can be either:

●
a base rate defined as the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, or (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum (any changes in such rates to be effective as of the date of any change in such rate), plus in each case an applicable margin that varies with the company’s funded debt leverage ratio; or

●
a term secured overnight financing rate (“SOFR”) defined as the greater of (a)(i) the forward-looking term rate based on SOFR determined as of the reference time for such interest period with a term equivalent to such interest period plus (ii) a term SOFR adjustment equal to 0.10% per annum and (b) zero, plus, in each case, an applicable margin that varies with the Company’s consolidated total leverage ratio.

The Company’s borrowings under the swingline loans bear interest at the base rate plus the applicable margin.

The initial applicable margin for base rate loans is .50%, and the initial applicable margin for SOFR loans is 1.50%. The applicable margins will be adjusted quarterly, in each case two (2) business days after the Administrative Agent’s receipt of the Company’s quarterly financial statements.

Interest on base rate loans and swingline loans is payable quarterly in arrears, and interest on SOFR loans is payable at the end of each interest period, and in the case of interest periods longer than three months, on each day which occurs every three months after the initial date of such interest period.

The Company is also required to pay a commitment fee accruing on the unused revolving commitment, which fee initially is 20 basis points per annum and a letter of credit fee, accruing at the a rate per annum equal to the applicable margin for SOFR loans then in effect on the daily average amount of such lender’s letter of credit exposure.

Certain Covenants

The New Credit Facilities require the Company to meet certain financial tests, including, without limitation:

●	a funded debt leverage ratio of not more than 3.00 to 1.00; and

●	an interest coverage ratio of not less than 3.00 to 1.00.

In addition, the New Credit Facilities contain certain customary affirmative and negative covenants.

Events of Default

The New Credit Facilities contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts and change in control.

Certain of the lenders under the New Credit Facilities or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the New Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the credit agreement governing the New Credit Facilities, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Amended and Restated Credit Agreement, dated October 6, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*         Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HealthStream, Inc.

Date: October 10, 2023	By:	/s/ Scott A. Roberts
Scott A. Roberts
Chief Financial Officer